Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NTN BUZZTIME, INC.

NTN Buzztime, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. This Certificate of Amendment (the “Certificate of Amendment”) hereby amends the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) as set forth herein.

2. The first sentence of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock which the corporation shall have authority to issue is 16,000,000 shares, of which 15,000,000 shares shall be Common Stock, par value $.005 per share, and 1,000,000 shall be Preferred Stock, par value $.005 per share.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ram Krishnan, its duly authorized officer, this 8th day of June, 2017.

By:	/s/ Ram Krishnan
Name:	Ram Krishnan
Title:	Chief Executive Officer and President